EXHIBIT 16.1

[Letterhead of Deloitte & Touche LLP]

Deloitte & Touche LLP
Suite 800
1750 Tysons Boulevard
McLean, VA22102-4219
USA

October 18, 2005

Securities and Exchange Commission
Mail Stop 11-3
450 5th Street, NW
Washington, D.C. 20549

Dear Sirs/Madams:

We have read Item 4.01 of Dynex Capital, Inc's Form 8-K dated October 12, 2005, and have the following comments:

We agree with the statements made in the first sentence of first paragraph, and the third and fifth paragraphs;

We have no basis on which to agree or disagree with the statements made in the second sentence of the first paragraph and the second and fourth paragraphs.

Yours truly,

/s/ Deloitte & Touche LLP